Exhibit 3.3

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov	*090201*

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHTABOVE	SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

MEDICAL CARE TECHNOLOGIES INC.

2. The articles have been amended as follows: (provide article numbers, if available)

The following amendment to the Articles of Incorporation were adopted at a Special Meeting of Shareholders held on March 29, 2012, at which quorum was present, and the amendment to increase the authorized share capital of common shares from Five Hundred Million (500,000,000) to Eight Billion (8,000,000,000), received at least 51% of the votes, which shareholders present or represented by proxy were entitled to cast.

Article 3 of the Articles of Incorporation is hereby amended as follows:
Number of Authorized Shares; Par Value $0.00001. The number of authorized shares which the Corporation shall have the authority to issue is Eight Billion (8,000,000,000) Common Shares.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 156,174,569

4. Effective date and time of filing: (optional)	Date: March 30, 2012	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised.. 8-31-11